Exhibit 10.2

October 14, 2016

Maya Strelar-Migotti

Dear Maya,
This letter agreement (this “Agreement”) sets forth the terms and conditions of your separation from Marvell Semiconductor, Inc., a California corporation, and any affiliate thereof (individually and collectively, the “Company”). You should consult with your own attorney prior to signing this Agreement.
In exchange for valuable consideration given to you by the Company, the receipt and adequacy of which you hereby acknowledge, you hereby accept and agree to the following terms and conditions of your separation from the Company:

1.
SEPARATION. You will remain an employee of the Company through your resignation date of January 7, 2017, unless your employment terminates earlier in accordance with Section 12 below (the last day of employment, whether January 7, 2017 or earlier, shall be referred to as the “Separation Date”). Effective October 14, 2016, you are released from your day-to-day responsibilities and no longer report to work, but you agree to be available as needed through the Separation Date to provide consultation and transition services to the Company. You agree to execute the Termination Certificate attached to this Agreement as Exhibit A on the Separation Date. You agree to execute the Bridge Release attached to this Agreement as Exhibit C no earlier than the Separation Date and no later than 7 days following your Separation Date.

2.
FINAL PAYMENTS. On the Separation Date, the Company will pay you your final paycheck, which will include all wages due and owing through the Separation Date, as well as payment for any accrued, unused flexible time off (“FTO”), i.e., vacation pay, earned through the Separation Date, subject to standard deductions and withholdings. You are entitled to, and will be paid, all wages due and owing, as well as payment for accrued, unused FTO, upon the termination of your employment, regardless of whether you sign this Agreement.

3.	SEPARATION BENEFITS. The Company shall provide you with the following special separation benefits (collectively, “Separation Benefits”):

a.	You will continue to receive your base salary through the Separation Date (“Salary Continuation”);

b.
The Company will pay you a separation payment in the amount of $400,000, which is the equivalent of one year of base salary, and a lump sum cash payment of $300,000, which is the equivalent for your target annual bonus for fiscal year 2017 (collectively, the “Separation Payment”). The Separation Payment is payable within 30 business days after your Separation Date and will be subject to applicable tax withholding;

c.
The Company will pay you a lump sum cash payment of $24,270, which is the equivalent of the value of twelve (12) months’ premium for continuation of coverage under the Marvell Semiconductor Medical, Dental and Vision Plans for you and your dependents (“COBRA Lump Sum”). You are not required to elect continuation of coverage to receive this benefit. The COBRA Lump Sum is payable within 30 business days after your Separation Date and will subject to applicable tax withholding.

d.	No portion of the sign-on bonus paid pursuant to your offer letter dated June 24, 2015 shall be repayable.

4.
EQUITY. You were previously granted certain options to acquire shares of Common Stock of the Company’s parent corporation, Marvell Technology Group Ltd., a Bermuda corporation (the “Parent”), as well as Restricted Stock Units (“RSU’s”) and performance shares (the stock option, performance shares and RSU grants are referred to collectively as the “Grant”). A detailed description of your Grant, reflecting vesting information as of January 7, 2017, is set forth in the Closing Statement attached to this Agreement as Exhibit B. As of the Separation Date, you shall cease to vest in any shares of Common Stock and RSU’s under the Grant. On or after the Separation Date, you will receive an updated Closing Statement reflecting vesting information though the Separation Date. As of the Separation Date, all unvested shares under the Grant will be cancelled

.

5.
ESPP CONTRIBUTIONS. On the Separation Date, you will be refunded all contributions made by you (if any) during the current enrollment period to the Company 2000 Employee Stock Purchase Plan (“ESPP”). Your ESPP reimbursement will be included in the final paycheck. You agree that as of the Separation Date, you will no longer be eligible to participate in the ESPP.

6.
HEALTH INSURANCE. If you are currently participating in the Company's group health insurance plans, these plans will cease as of the last day of the month in which your employment terminates. Thereafter, you are entitled to continue to participate in these programs through COBRA provided that you properly elect to continue your health insurance benefits under COBRA and pay the COBRA premiums. You will be provided with a separate notice of your COBRA rights.

7.
EXPENSE REIMBURSEMENTS. You agree to submit any final business expenses for reimbursement as soon as possible, but no later than October 31, 2016. Any outstanding expense reimbursements will be made to you within 30 days of this Agreement. You covenant and agree not to incur any further expenses or out of pocket charges on behalf of the Company after the date of this letter.

8.
OTHER COMPENSATION AND BENEFITS. Except as expressly provided for in this Agreement, you will not receive (nor are you entitled to receive) any other salary, bonuses, vacation or other paid leave, stock options, RSUs, or any other compensation or benefits of any kind. You are not eligible for, and you will not receive, any further bonus or other incentive compensation. You acknowledge that, except as expressly set forth in this Agreement, you are not entitled to receive any severance or separation benefits. You understand and agree that the payments and benefits to be provided to you pursuant to this Agreement substantially exceed the benefits to which you would be entitled in the absence of this Agreement and no other compensation is owed to you except as provided herein.

9.
GENERAL RELEASE. You and your representatives completely release the Company, its affiliated, related, sibling, parent and subsidiary companies, and their present and former directors, officers, employees and insurers (collectively, the “Released Parties”) from all claims of any kind, known and unknown, that you had in the past or now have against the Released Parties through the date you sign this Agreement (except for claims arising out of this Agreement). Without limitation, this full waiver and release includes all claims for compensation of any kind, and all claims arising from your employment with the Company, the termination of your employment, and/or the events leading up to the termination of your employment, and the terms of the Grant or its cancellation, whether based on contract, tort, statute, local ordinance, regulation or any comparable law in any jurisdiction (collectively, the “Released Claims”). By way of example and not in limitation, the Released Claims shall include any claims arising under section 806 of the Sarbanes-Oxley Act of 2002 (“Civil Whistle Blower Provisions”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit and Protection Act, the Family and Medical Leave Act, the California Labor Code, the California Family Rights Act and the California Fair Employment and Housing Act, as well as any claims asserting wrongful termination, discrimination, retaliation, harassment, breach of contract, breach of the covenant of good faith and fair dealing, all claims related to the return or recovery of any personal property allegedly remaining with or left at the Company, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, and defamation, provided, however, that you are not releasing any claims to challenge the validity of this release under the Age Discrimination in Employment Act, any claims that arise after you sign this Agreement, or any claims that you cannot waive by operation of law. Additionally, nothing in this Agreement precludes you from filing a charge or complaint with or participating in any investigation or proceeding before any federal or state agency, including the Equal Employment Opportunity Commission (“EEOC”). However, while you may file a charge and participate in any proceeding conducted by a state or federal agency, by signing this Agreement, you waive your right to bring a lawsuit against the Released Parties and waive your right to individual monetary recovery in any action or lawsuit initiated by the EEOC or any federal or state agency.

10.
SECTION 1542 WAIVER. You understand and further agree that because this release specifically covers all known and unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the released claims as described in Sections 9 and 17, you waive your rights under California Civil Code section 1542, which states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
You knowingly and voluntarily hereby expressly waive and relinquish all rights and benefits that you may now have, or in the future may have, under section 1542 of the California Civil Code and any law of any jurisdiction of similar effect with respect to your release of any claims, including unknown claims, you may have against the Released Parties. Notwithstanding the above, this Agreement is not waiving (a) claims relating to the validity of this Agreement; (b) claims which are not legally waiveable; (c) claims for coverage under any D&O or other similar insurance policy or (d) claims for indemnification under any statute or agreement with the Company.

11.
COVENANT NOT TO SUE. You also agree not to initiate or cause to be initiated against any of the Released Parties any lawsuit or proceedings of any kind concerning any events or claims that predate your signing this Agreement, subject to the limitations set forth in Section 9.

12.
EARLIER RESIGNATION. You may commence other employment or consulting work prior to the Separation date, provided you give us notice of such employment and, if it is with a direct competitor, you agree to resign your employment with the Company.

13.
LIMITATIONS ON AUTHORITY. You acknowledge and agree that you are no longer authorized to incur any expenses, obligations, or liabilities on behalf of the Company, or to represent or purport to represent the Company in any manner with any third party.

14.
COMPANY PROPERTY AND PROPRIETARY INFORMATION. You hereby represent and warrant to the Company that you have returned to the Company all Company documents (and all copies thereof) and other Company property which you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including cellular telephones and laptop computers), credit cards, entry cards, and keys; and, any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof) (“Company Property”). You also acknowledge that the terms of the Confidential Information and Invention Assignment Agreement you signed as a condition of your employment with the Company shall remain in effect after your employment with the Company ends.

15.
NONDISPARAGEMENT. You understand and agree that as a condition of the benefits the Company has agreed to give you pursuant to this Agreement, you will not at any time disparage the Company, make any false or derogatory statements to any person or entity, including any media outlet, in any manner likely to be harmful to the Company, or to the personal or business reputation of the Company, its directors, shareholders, agents, and employees. Nothing in this section shall prohibit you from providing truthful information in response to a subpoena or other legal process.

16.
CONFIDENTIALITY. You understand and agree to hold the provisions of this Agreement in strictest confidence as a condition of the benefits, and you agree not to publicize or disclose the terms of this Agreement in any manner whatsoever; provided, however, that you may disclose this Agreement to: (a) your spouse or domestic partner; (b) your attorney, accountant, or financial advisor; or (c) insofar as disclosure may be necessary to enforce its terms or as required by law.

17.
VOLUNTARY AND KNOWING RELEASE. You expressly understand and acknowledge that among the various rights and claims being waived and released by you are any and all claims arising under the Age Discrimination in Employment Act of 1967, as amended, the California Fair Employment and Housing Act, and any federal, state, or local discrimination, employment or other laws. By your signature below, you acknowledge each of the following:

(a) that you have read and understood this Agreement;
(b) that you fully understand the Agreement’s contents and legal effect, and that you understand that by signing this Agreement you are giving up any legal claims you have against Marvell;
(c) that you have been given a period of at least twenty-one (21) days to consider this Agreement;
(d) that you have been advised to consult with your own attorney prior to signing this Agreement, and that you obtained such advice or have voluntarily declined to seek such counsel;
(e) that you have chosen to enter into this Agreement freely, without coercion and based upon your own judgment and not in reliance upon any promises made by the Company other than those contained in this Agreement; and
(f) that you may revoke the Agreement by delivering a written notice of revocation to me, no later than the seventh day after you sign the Agreement.

18.
EFFECTIVE DATE. For all purposes, this Agreement shall become effective on the eighth day after you execute the Agreement so long as you have not revoked the Agreement in accordance with Section 17(f) (“Effective Date”).

19.
ENTIRE AGREEMENT. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the subject matter hereof. The Agreement is executed without reliance upon any promise, warranty or representation, written or oral, by any party or any representative of any party other than those expressly contained herein and it supersedes any other such promises, warranties or representations. You acknowledge that you have carefully read this Agreement, have been afforded the opportunity to be advised of its meaning and consequences by an attorney, and signed the same of your own free will. This Agreement may not be amended or modified except in writing signed by both you and the Company’s Chief Legal Officer. Each party will bear its own costs or fees incurred in connection with the making of this Agreement.

20.
APPLICABLE LAW. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. Any action brought to enforce this Agreement, and any action arising out of, in connection with, or relating to this Agreement, shall be subject to the exclusive jurisdiction of the state and federal courts located in the Northern District of California. Both parties waive the right to a jury trial in any such action, and each party shall bear the costs and fees it incurs in any such action.

21.
SEVERABILITY. If a court of competent jurisdiction determines that any term or provision of this Agreement is invalid or unenforceable, in whole or in part, then the remaining terms and the provisions hereof shall be unimpaired. Such court will have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision that most accurately represents the parties’ intention with respect to the invalid or unenforceable term or provision.

22.
SUCCESSORS AND ASSIGNS. This Agreement shall bind the heirs, personal representatives, successors, assigns, executors, and administrators of each party, and inures to the benefit of each party, its or his/her heirs, successors and assigns. However, because of the unique and personal nature of your duties under this Agreement, you agree that you may not delegate the performance of your duties under this Agreement.

If this Agreement is acceptable to you, please sign and return it to Mitchell Gaynor no later than 21 days from today.
Sincerely,

Marvell Semiconductor, Inc.

By: /s/ Mitchell Gaynor
Mitchell Gaynor
Executive Vice President, Chief Legal Officer and Secretary

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

/s/ Maya Strelar-Migotti
Maya Strelar-Migotti

Date:    10/14/16

EXHIBIT A
TERMINATION CERTIFICATE
This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, marketing materials, sales materials, customer lists, other documents or property, or reproductions of any aforementioned items belonging to Marvell Technology Group Ltd. family of companies, including the subsidiary or affiliate with which I am employed, Marvell Semiconductor, Inc. (“MSI”), (collectively referred hereto as the “Company”).
Additionally, I specifically certify that I have not discussed with nor delivered or disclosed to any other person or entity any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, marketing materials, sales materials, customer lists, other documents or property, or reproductions of any aforementioned items belonging to the Company.
I acknowledge that while employed with MSI I had access to certain information related to the Company’s various business relationships and marketing strategies. This information includes among other things, information pertaining to the Company’s joint product development efforts and marketing plans for new product introductions. I acknowledge that any release of this information by me to a subsequent employer or to any other person or entity is specifically prohibited even after my separation from the Company.
I further certify that I have complied and will comply with all the terms of the New-Hire Employee Agreement (“the Agreement”) executed by me in connection with commencement of my employment with MSI. I also confirm, in compliance with the Agreement, that for twelve (12) months from this date, I will not either directly or indirectly solicit, induce, recruit, or encourage any of the Company’s employees, contract employees, or consultants to leave their work, or take away such employees, contract employees, or consultants, or attempt to solicit, induce, recruit, encourage or take away employees, contract employees, or consultants of the Company, either for myself or for any other person or entity. I also agree that, in compliance with the Agreement, I will preserve as confidential and will not discuss with or deliver to a subsequent employer or to any other person or entity any Confidential Information (as that term is defined in the Agreement between the Company and me), including without limitation any trade secrets, confidential knowledge, data, or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, marketing plans, sales plans, financial information, or other subject matter pertaining to any business of the Company, any of its employees, clients, consultants, licensees.
I also agree that, in compliance with the Agreement, that all disputes arising out of or in any way related to my employment with MSI or the termination of my employment, including claims for breach of contract (including the Agreement), discrimination, harassment, wrongful termination, or violation of federal, state or local statute, shall be resolved through final, binding arbitration as provided in Exhibit E of the Agreement.

Date:
Maya Strelar-Migotti

EXHIBIT B

[CLOSING STATEMENT - STOCK OPTION / RSU GRANTS]

EXHIBIT C

BRIDGE RELEASE

In exchange for the benefits provided to me by Marvell Semiconductor, Inc. (the “Company”) as set forth in the Letter dated October 14, 2016 (the “Separation Agreement”), I, Maya Strelar-Migotti, agree to the following Complete Release of All Claims up to and including the date I sign below (“Bridge Release”):

1.
GENERAL RELEASE. You and your representatives completely release the Company, its affiliated, related, sibling, parent and subsidiary companies, and their present and former directors, officers, employees and insurers (collectively, the “Released Parties”) from all claims of any kind, known and unknown, that you had in the past or now have against the Released Parties through the date you sign this Bridge Release (except for claims arising out of the Separation Agreement and this Bridge Release). Without limitation, this full waiver and release includes all claims for compensation of any kind, and all claims arising from your employment with the Company, the termination of your employment, and/or the events leading up to the termination of your employment, and the terms of the Grant or its cancellation, whether based on contract, tort, statute, local ordinance, regulation or any comparable law in any jurisdiction (collectively, the “Released Claims”). By way of example and not in limitation, the Released Claims shall include any claims arising under Section 806 of the Sarbanes-Oxley Act of 2002 (“Civil Whistle Blower Provisions”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit and Protection Act, the Family and Medical Leave Act, the California Labor Code, the California Family Rights Act, and the California Fair Employment and Housing Act, as well as any claims asserting wrongful termination, discrimination, retaliation, harassment, breach of contract, breach of the covenant of good faith and fair dealing, all claims related to the return or recovery of any personal property allegedly remaining with or left at the Company, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, and defamation, provided, however, that you are not releasing any claims to challenge the validity of this release under the Age Discrimination in Employment Act, any claims brought before the EDD, any claims that arise after you sign this Bridge Release, or any claims that you cannot waive by operation of law. Not withstanding the above, this Agreement is not waiving (a) claims relating to the validity of this Agreement; (b) claims which are not legally waiveable; (c) claims for coverage under any D&O or other similar insurance policy or (d) claims for indemnification under any statute or agreement with the Company.

2.
SECTION 1542 WAIVER. You further agree that because this release specifically covers known and unknown claims, you waive your rights under Section 1542 of the California Civil Code, which states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.
You hereby expressly waive and relinquish all rights and benefits under Section 1542 of the California Civil Code and any law of any jurisdiction of similar effect with respect to your release of any claims, including unknown claims, you may have against the Released Parties.

3.	VOLUNTARY AND KNOWING RELEASE. By your signature below, you acknowledge each of the following:
(a) that you have read this Bridge Release;
(b) that you fully understand the Bridge Release’s contents and legal effect, and that you understand that by signing this Bridge Release you are giving up any legal claims you have against Marvell;
(c) that you have been given a period of at least twenty-one (21) days to consider this Bridge Release;
(d) that you have been advised to consult with your own attorney prior to signing this Bridge Release, and that you obtained such advice or have voluntarily declined to seek such counsel;
(e) that you have chosen to enter into this Bridge Release freely, without coercion and based upon your own judgment and not in reliance upon any promises made by the Company other than those contained in this Bridge Release; and

4.
ENTIRE AGREEMENT. This Bridge Release and the Separation Agreement, constitute the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the subject matter hereof. The Bridge Release is executed without reliance upon any promise, warranty or representation, written or oral, by any party or any representative of any party other than those expressly contained in the Separation Agreement and it supersedes any other such promises, warranties or representations. You acknowledge that you have carefully read this Bridge Release, have been afforded the opportunity to be advised of its meaning and consequences by an attorney, and signed the same of your own free will. This Bridge Release may not be amended or modified except in writing signed by both you and the Company’s Chief Legal Officer. Each party will bear its own costs or fees incurred in connection with the making of this Bridge Release.

5.
APPLICABLE LAW. This Bridge Release shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. Any action brought to enforce this Bridge Release, and any action arising out of, in connection with, or relating to this Bridge Release, shall be subject to the exclusive jurisdiction of the state and federal courts located in the Northern District of California. Both parties waive the right to a jury trial in any such action, and each party shall bear the costs and fees it incurs in any such action.

PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

___________________________
Maya Strelar-Migotti

Date:    ______________________